Exhibit 99.1
Movella Announces Listing on OTC Pink Market

HENDERSON, Nevada, April 9, 2024 (GLOBE NEWSWIRE) – Movella Holdings Inc. (NASDAQ: MVLA) (“Movella” or the “Company”), a leading full-stack provider of sensors, software, and analytics that enable the digitization of movement, today announced that its shares of common stock and warrants commenced trading on the Pink Market platform operated by OTC Markets Group, Inc. (the “OTC”) at the market open on April 9, 2024 under the “MVLA” and “MVLAW” ticker symbols. Existing stockholders and warrant holders will find the securities quoted on the OTC Pink Market and freely tradable without any further action needed.

About Movella Holdings Inc.

Movella is a leading full-stack provider of sensors, software, and AI analytics that transforms movement data into lifelike animations and valuable, actionable insights. Our motion capture technology enables a wide array of innovative solutions in end markets including entertainment and gaming, health and sports, and automation and mobility. We bring meaning to movement for some of the most esteemed global brands including Electronic Arts, EPIC Games, 20th Century Studios, Netflix, BMW, Toyota, and Siemens. To learn more, please visit www.movella.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of Movella’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions or the negative thereof, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations regarding quotation of the Securities on the OTC (including that a trading market may not continue to exist for the Securities on the OTC or otherwise) and the timing of actions by the OTC. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, but not limited to, the risks disclosed in Movella’s SEC filings, including Movella’s annual report on Form 10-K, quarterly reports on Form 10-Q, and subsequent filings made by Movella with the SEC. Further, if any of the assumptions underlying the forward-looking statements prove incorrect, actual results could differ materially from the results expressed or implied by these forward-looking statements. There may be additional risks that the Company presently knows or currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which they are made. Except as required by law, Movella undertakes no obligation to update or revise any forward-looking statements.

Media

media@movella.com

Investors

investors@movella.com

(725) 238-5682